Exhibit 10.44

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 12th day of October 2009, by and between SEATTLE GENETICS, INC., a Delaware corporation (“Company”) and Bruce J. Seeley (“Executive”).

RECITALS:

A. The Company desires that Executive perform his services as Executive Vice President, Commercial of the Company.

B. Executive desires to continue in such engagement.

C. This Agreement contains other provisions applicable to the employment of Executive by the Company.

In consideration of the above Recitals and the provisions of this Agreement, the Company and Executive agree as follows:

I.	DUTIES

1.1 Title and Responsibilities. Executive shall serve as Executive Vice President, Commercial of the Company, which title may be changed at any time in the sole discretion of the Company. Executive’s responsibilities and duties shall include those inherent in Executive’s position with the Company and shall further include such other managerial responsibilities and executive duties consistent with such position as may be assigned to Executive from time to time by the Chief Executive Officer of the Company. Executive shall devote his best efforts and full business time to the business and interests of the Company. During the term of Executive’s employment with the Company, Executive may serve on the board of directors of other companies, manage personal investments, and engage in civic and charitable activities, provided that such activities shall not represent a conflict of interest with the Company and do not materially detract from fulfilling Executive’s responsibilities and duties to the Company.

II.	COMPENSATION

2.1 Base Salary. Executive shall be paid a base salary (“Base Salary”) by the Company during the term of Executive’s employment at the rate determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), which is currently $320,000 per year. Executive’s Base Salary shall be reviewed annually by the Compensation Committee and evaluated based on performance and salary levels of other executives of comparable position within the industry and geographic location of the Company. Based upon such evaluation and review, Executive’s Base Salary may be adjusted from time to time as determined by the Compensation Committee in its sole discretion.

2.2 Bonus. Executive shall receive a one-time sign on bonus of $200,000, fifty percent (50%) payable upon the first pay period after his commencement date with the Company and the remaining fifty percent (50%) payable March 15, 2010 (“Initial Bonus”). Executive shall be responsible for the payment of any taxes associated with this Initial Bonus. In addition to Base Salary and the Initial Bonus, Executive may be eligible to receive an annual bonus (“Annual Bonus”), currently targeted at thirty-five percent (35%) of Executive’s Base Salary, based upon performance criteria and financial and operational results of the Company as determined by the Compensation Committee. To the extent that the Annual Bonus is earned and becomes payable in accordance with the terms under which it is offered and unless otherwise specified in a written document reflecting the bonus arrangement, any Annual Bonus earned by Executive will be paid to Executive prior to two and one half (2 1/2) months following the year in which the Annual Bonus becomes payable as a result of Executive’s vesting in the right to the Annual Bonus.

2.3 Stock Options. Upon approval by the Company’s Board of Directors, Executive will be granted an option to purchase 200,000 shares of Company common stock at an exercise price set at the closing sales price of the Company’s common stock as of the date of grant. Executive may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Compensation Committee or the Board of Directors shall determine as of the date of any such grant and pursuant to the existing stock plan(s) of the Company.

2.4 Other Benefits.

(i) Executive shall be entitled to such employee benefits generally available to full-time salaried employees of the Company, including without limitation, health insurance, paid vacation of not less than four (4) weeks per year, retirement plans and other similar benefits; provided, that Company reserves the right to amend, modify, terminate or make any other changes in such benefits generally available to full-time salaried employees of the Company at any time in its sole discretion.

(ii) Executive shall receive relocation benefits as set forth in the Company’s standard relocation plan; provided, that there will not be a maximum cap amount for realtor fees associated with the sale of Executive’s existing home. In addition, the Company will gross-up reimbursed expenses for which the Executive must pay taxes. Further, Company agrees to reimburse Executive for reasonable travel costs for weekend trips between Seattle and San Francisco while Executive is in the process of relocating his family to the Seattle area. Unless otherwise specified above or in the Company’s standard relocation plan, reimbursement or payment of such benefits shall be made upon presentation of receipts for such costs except for moving expense which shall be directly billed to the Company.

(iii) The Company shall pay or reimburse Executive for all travel and entertainment expenses incurred by Executive in connection with Executive’s duties on behalf of the Company, subject to the reasonable approval of the Company. Executive shall only be entitled to reimbursement to the extent that Executive follows the reasonable procedures established by the Company for reimbursement of such expenses which will include, but will not be limited to, providing satisfactory evidence of such expenditures.

III.	TERMINATION OF EMPLOYMENT

3.1 Termination of Employment and Severance Benefits.

(a) Termination of Employment. This Agreement may be terminated upon the occurrence of any of the following events:

(i) The Company’s determination in good faith that it is terminating Executive for Cause (as defined in Section 3.3 below) (“Termination for Cause”);

(ii) The Company’s determination that it is terminating Executive without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii) The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company (“Voluntary Termination”);

(iv) A change in Executive’s status such that a Constructive Termination (as defined in Section 3.2(d) below) has occurred; or

(v) Following Executive’s death or Disability (as defined in Section 3.4 below).

3.2 Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 3.2 contingent upon resignation from all positions held by Executive and only if Executive executes a full release and waiver of claims within thirty (30) days of Executive’s termination (and allows it to become effective in accordance with its terms):

(a) Voluntary Termination. If Executive’s employment terminates by Voluntary Termination, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(b) Involuntary Termination. If Executive’s employment is terminated under Section 3.1(a)(ii) (Termination Without Cause) or 3.1(a)(iv) (Constructive Termination) above (such termination, an “Involuntary Termination”), Executive will be entitled to receive payment of severance benefits equal to Executive’s regular monthly salary for twelve (12) months (the “Severance Period”). Such payments shall be made, at the Company’s option, in a lump sum within thirty (30) days after the date of Executive’s Involuntary Termination or periodically over the Severance Period according to the Company’s standard payroll schedule, provided that such payments may not extend beyond two and one-half (2 1/2) months following the end of the calendar year in which the date of Involuntary Termination occurs. Executive will also be entitled to receive payment on the date of Involuntary Termination of the pro rata portion of any

Annual Bonus based on achievement of the specific corporate and individual performance targets established for the fiscal year in which the termination occurs, payable prior to two and one-half (2 1/2) months following the end of the calendar year in which the date of Involuntary Termination occurs. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and health insurance benefits will be continued through payment of Executive’s COBRA health insurance premiums by the Company over the Severance Period so long as Executive timely elects to continue Executive’s health insurance coverage under COBRA and subject to COBRA’s terms, conditions and requirements.

(c) Termination for Cause. If Executive’s employment is terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(d) Constructive Termination. “Constructive Termination” shall be deemed to occur if (A) there is a material reduction or change in job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and prior duties, responsibilities and requirements, provided that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the change in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; or (B) there is a reduction in Executive’s then-current base salary by at least twenty percent (20%), provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; or (C) Executive refuses to relocate to a facility or location more than 50 miles from the Company’s current location; provided, however, that in each case above, Executive must first provide notice of the existence of the circumstances giving rise to a Constructive Termination within ninety (90) days of the initial existence of such circumstances and the Company must be provided with a period of thirty (30) days from the date of receipt of such notice to cure the circumstances giving rise to a Constructive Termination; provided further that the Company may notify Executive at any time prior to expiration of the cure period that it will not cure the circumstances, in which case the cure period shall end immediately upon such notification.

(e) Termination by Reason of Death or Disability. In the event that Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined in Section 3.4 below), Executive or Executive’s estate or representative will receive all salary and unpaid vacation accrued as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, Executive’s estate or representative will receive the amount of Executive’s Annual Bonus for the fiscal year in which the death or Disability occurs to the extent that the Annual Bonus has been earned as of the date of Executive’s death or Disability, as determined by the Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, which will be paid prior to two and one-half (2 1/2) months following the year of Executive’s death or Disability (subject to Executive’s termination as a result of such Disability).

3.3 Definition of Cause. For purposes of this Agreement, “Cause” for Executive’s termination will exist at any time after the happening of one or more of the following events:

(a) An action or omission of Executive which constitutes a willful and intentional material breach of this Agreement or the Confidentiality Agreement (defined below), including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information;

(b) Executive’s commitment of fraud, embezzlement, misappropriation of funds or breach of trust in connection with Executive’s employment; or

(c) Executive’s conviction of any crime which involves dishonesty or a breach of trust, or gross negligence in connection with the performance of the Executive’s duties.

3.4. Definition of Disability. For purposes of this Agreement “Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months and renders Executive unable to perform the duties of Executive Vice President, Commercial.

IV.	STOCK ACCELERATION

4.1 Accelerated Vesting. In addition to any other right of acceleration that may be provided pursuant to any stock option plan or agreement pursuant to which Executive has been granted options to purchase shares of Common Stock of the Company, if Executive’s employment is terminated due to an Involuntary Termination, the vesting of any unvested stock options and the lapsing of the Company’s repurchase right with respect to any shares of restricted stock held by Executive as of the date of Executive’s Involuntary Termination shall accelerate such that the options shall become vested and the repurchase right shall lapse as to an additional twelve (12) months; provided that if such Involuntary Termination occurs within twelve (12) months after a Change of Control (as defined below), then the vesting of all stock options and the lapse of the Company’s repurchase right with respect to all shares of restricted stock of the Company held by Executive shall be accelerated completely so that one hundred percent (100%) of the shares of common stock covered by the stock options are fully vested and exercisable and the Company’s repurchase right has lapsed with respect to all shares of restricted stock held by Executive.

4.2 Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in either case the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

V.	RESTRICTIVE COVENANTS

5.1 Confidentiality Agreement. Executive shall sign, or has signed the Company’s form of Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit A. Executive hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company, including the noncompetition provisions of the Confidentiality Agreement.

VI.	OTHER PROVISIONS

6.1 Limitation on Severance Benefits. In the event that any severance benefits provided for in this Agreement to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6.1, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3.2 shall be payable either:

(a) in full, or

(b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under Section 3.2 notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 6.1 shall be made in writing by independent public accountants appointed by Executive and reasonably acceptable to the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6.1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.1. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.1. If a reduced amount is to be paid under this Section 6.1, reductions in payments and/or benefits shall occur in the following order: (1) reduction of cash payments, (2) cancellation of accelerated vesting of stock awards other than stock options, (3) cancellation of accelerated vesting of stock options and (4) reduction of other benefits (if any) paid to the Executive.

6.2 Code Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” under Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A, and the deferral of the commencement of any severance payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated income recognition or additional tax under Section 409A(a)(1), then the Company will not commence any payment of any such severance payments or benefits otherwise required hereunder (but without any reduction in such payments or benefits ultimately paid or provided to Executive) that (a) will not and may not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination (or two and one half (2 1/2) months after the close of the Company’s fiscal year, if later), and (b) are in excess of the lesser of (i) two (2) times Executive’s then annual compensation or (ii) two (2) times the limit on compensation set forth in Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated and will not be paid by the end of the second calendar year following the year in which the termination occurs, until the first payroll date that occurs after the date that is six (6) months following Executive’s “separation of service” with the Company (as defined under Code Section 409A). If any payments are delayed due to such requirements, such amounts will be paid in a lump sum to Executive on the earliest of (x) Executive’s death following the date of Executive’s termination of employment with the Company or (y) the first payroll date that occurs after the date that is six (6) months following Executive’s “separation of service” with the Company. For these purposes, each severance payment or benefit is designated as a separate payment or benefit and will not collectively be treated as a single payment or benefit. This provision is intended to comply with the requirements of Code Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Section 409A a delay or acceleration in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Section 409A(a)(4)(C).

6.3 Indemnification. The Company hereby agrees to indemnify and hold the Executive harmless, to the fullest extent permitted by law and as set forth in the Amended and Restated Certificate of Incorporation of the Company, from and against any expenses, including legal fees, and all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to which the Executive is made, or threatened to be made, a party by reason of the fact the Executive is or was a director or officer of the Company.

6.4 Entire Agreement. This Agreement, the Confidentiality Agreement and any agreement pertaining to Executive’s stock options or shares of restricted stock contain the entire agreement and understanding of the parties with respect to Executive’s employment by the Company and compensation payable to Executive by the Company and supersede all prior understandings, agreements and discussions. This Agreement may only be amended or modified by a written instrument executed by Executive and the Chief Executive Officer of the Company pursuant to authorization by the Compensation Committee.

6.5 Notices. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (ii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 6.4:

If to the Company:	Seattle Genetics, Inc.
21823 30th Drive SE
Bothell, WA 98021
Attn: General Counsel

If to Executive:	Bruce J. Seeley

6.6 Non-Waiver. Failure to enforce at any time any of the provisions of this Agreement shall not be interpreted to be a waiver of such provisions or to affect either the validity of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement.

6.7 Separability. If one or more provisions of this Agreement is finally determined to be invalid or unenforceable, such provision will not affect or impair the other provisions of this Agreement, all of which will continue to be in effect and will be enforceable, provided, however, that any such invalid provisions shall, to the extent possible, be reformed so as to implement insofar as practicable the intentions of the parties.

6.8 Term. The employment of Executive under this Agreement shall be for an unspecified term. The Company and Executive acknowledge and agree that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

6.9 Law. This Agreement shall be interpreted in accordance with the laws of the State of Washington.

6.10 No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

6.11 Legal Fees. In the event either party breaches this Agreement, the nonbreaching party shall be entitled to recover from the breaching party any and all damages, costs and expenses, including without limitation, attorneys’ fees and court costs, incurred by the nonbreaching party as a result of the breach.

6.12 Counterparts. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall
Name:	Clay B. Siegall
Title:	President & CEO

EXECUTIVE

/s/ Bruce J. Seeley
Bruce J. Seeley